STOCK  EXCHANGE  AGREEMENT

     Agreement dated as of March 31, 2000 between Advantage Technologies, Inc., a Nevada corporation ("ADVV"), on the one hand, and MRC Legal Services Corporation ("MRC" or the "Shareholder"), on the other hand.

1.     THE  ACQUISITION.

1.1 Purchase and Sale Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, ADVV shall sell the ADVV Shares (defined below) to the Shareholder and the Shareholder shall purchase the ADVV Shares from ADVV, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws.

1.2 Purchase Price. ADVV will exchange 1,155,000 shares of its restricted common stock (the "ADVV Shares") for 800,000 shares of Go Fathom Group, Inc., a Delaware corporation ("Go Fathom"), representing approximately 80.0% of the issued and outstanding common shares of Go Fathom (the "Go Fathom Shares"). Immediately after the Closing, the Shareholder will cause Go Fathom to complete a reverse stock split (the "Reverse Stock Split") previously approved by the directors of Go Fathom which will result in the remaining 200,000 shares of Go Fathom being cashed out by the Shareholder at no additional cost to ADVV. Immediately subsequent to the Reverse Stock Split, ADVV shall be the sole shareholder of Go Fathom with 8 shares issued and outstanding. The ADVV Shares shall be issued and delivered to the Shareholder or assigns as set forth in Exhibit "A" hereto.

2.     THE  CLOSING.

2.1 Place and Time. The closing of the sale and exchange of the ADVV Shares for the Go Fathom Shares (the "Closing") shall take place at Cutler Law
Group, 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660 no later than the close of business (Orange County California time) on or before March 4, 2000 or at such other place, date and time as the parties may agree in writing.

2.2 Deliveries by the Shareholders. At the Closing, the Shareholder shall deliver the following to ADVV:

1. Certificates representing the Go Fathom Shares, duly endorsed for transfer to ADVV and accompanied by appropriate medallion guaranteed stock powers; the Shareholder shall immediately change those certificates for, and to deliver to ADVV at the Closing, a certificate representing the Go Fathom Shares registered in the name of ADVV (without any legend or other reference to any Encumbrance other than appropriate federal securities law limitations).

2.     The  documents  contemplated  by  Section  3.

3. All other documents, instruments and writings required by this Agreement to be delivered by the Shareholder at the Closing and any other documents or records relating to Go Fathom's business reasonably requested by ADVV in connection with this Agreement.

2.3 Deliveries by ADVV. At the Closing, ADVV shall deliver the following to the Shareholder:

a. The ADVV Shares for further delivery to the Shareholder or assigns as contemplated by section 1.

2.     The  documents  contemplated  by  Section  4.

3. All other documents, instruments and writings required by this Agreement to be delivered by ADVV at the Closing.

3.     CONDITIONS  TO  ADVV'S  OBLIGATIONS.

     The obligations of ADVV to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by ADVV:

3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits ADVV's acquisition of the Go Fathom Shares or the ADVV Shares or that will require any divestiture as a result of ADVV's acquisition of the Go Fathom Shares or that will require all or any part of the business of ADVV to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on ADVV or Go Fathom if this Agreement is consummated shall be pending.

3.2 Representations, Warranties and Agreements. (a) The representations and warranties of the Shareholder set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) the Shareholder shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of ADVV's acquisition of the Go Fathom Shares shall have been obtained and shall be in full force and effect.

3.4 Resignations of Director. Effective on the Closing Date, all of officers and directors shall have resigned as an officer, director and employee of Go Fathom.

4.     CONDITIONS  TO  THE  SHAREHOLDER'S  OBLIGATIONS.

     The obligations of the Shareholder to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Shareholder:

4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits ADVV's acquisition of the Go Fathom Shares or the Shareholder's acquisition of the ADVV Shares or that will require any divestiture as a result of ADVV's acquisition of the Shares or the Shareholder's acquisition of the ADVV Shares or that will require all or any part of the business of ADVV or Go Fathom to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on ADVV or Go Fathom if this Agreement is consummated shall be pending.

4.2 Representations, Warranties and Agreements. (a) The representations and warranties of ADVV set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) ADVV shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of ADVV's acquisition of the Go Fathom Shares and the Shareholder's acquisition of the ADVV Shares shall have been obtained and shall be in full force and effect.

5.     REPRESENTATIONS  AND  WARRANTIES  OF  THE  SHAREHOLDER.

     The Shareholder represents and warrants to ADVV that, to the Knowledge of the Shareholder, and except as set forth in an Go Fathom Disclosure Letter:

5.1 Authorization. The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the state of California. This Agreement constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms.

5.2 Capitalization. The authorized capital stock of Go Fathom consists of 20,000,000 authorized shares of stock, par value $.001, and 1,000,000 preferred shares, par value $.001, of which 1,000,000 common shares and no preferred shares are presently issued and outstanding. No shares have been registered under state or federal securities laws. As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of Go Fathom obligating Go Fathom to issue any additional shares of common or preferred stock or any of its securities of any kind.

5.3 Ownership of Go Fathom Shares. The delivery of certificates to ADVV provided in Section 2.2 will result in ADVV's immediate acquisition of record and beneficial ownership of the Go Fathom Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws.

5.4 Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Go Fathom or ADVV or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Go Fathom or the consummation of the sale of the Go Fathom Shares to ADVV.

5.5 Financial Statements. Go Fathom has delivered to ADVV the consolidated balance sheet of Go Fathom as at June 30, 1998 and June 30, 1999, and statements of income and changes in financial position for the fiscal years then ended and the period from inception to the period then ended, together with the report thereon of Go Fathom's independent accountant (the "Go Fathom Financial Statements"). The Go Fathom Financial Statements are accurate and complete in accordance with generally accepted accounting principles. The independent accountants for Go Fathom will furnish any and all work papers required by ADVV and will sign any and all consents required to be signed to include the financial statements of ADVV in any subsequent filing by ADVV.

5.6 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving Go Fathom which is likely to have a material adverse effect on the business or financial condition of Go Fathom, ADVV and any of their Subsidiaries, taken as whole, or which would require a payment by Go Fathom in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Go Fathom is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Go Fathom, ADVV or any of their Subsidiaries, taken as a whole, or which would require a payment by Go Fathom in excess of $2,000 in the aggregate.

5.7 Absence of Certain Changes. Since the date of the Go Fathom Financial Statements, Go Fathom has not:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Go Fathom or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

6. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8. canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;
10. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

11. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business,
(ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

12. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate;

13. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

14. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

15.     entered  into  any collective bargaining or union contract or agreement;
or

16. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of Go Fathom.

5.8 No Material Adverse Change. Since the date of the Go Fathom Financial Statements, there has not been any material adverse change in the business or financial condition of Go Fathom.

5.9 Brokers or Finders. The Shareholder has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Go Fathom Shares to ADVV.

6.     REPRESENTATIONS  AND  WARRANTIES  OF  ADVV.

     ADVV represents and warrants to the Shareholder that, to the Knowledge of ADVV (which limitation shall not apply to Section 6.3). Such representations and warranties shall survive the Closing for a period of two years.

6.1 Organization of ADVV; Authorization. ADVV is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of ADVV and this Agreement constitutes a valid and binding obligation of ADVV; enforceable against it in accordance with its terms.

6.2 Capitalization. The authorized capital stock of ADVV consists of 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this Agreement, ADVV had 24,159,240 shares of common stock issued and outstanding, and no shares of Preferred Stock issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of common stock of ADVV are validly issued, fully paid and non-assessable. The Common Stock of ADVV is presently listed and trading on the Nasdaq Over-the-Counter Bulletin Board under the symbol "ADVVE."

6.3 Ownership of ADVV Shares. The delivery of certificates to Go Fathom provided in Section 2.3 will result in the Shareholder or assigns immediate acquisition of record and beneficial ownership of the ADVV Shares, free and clear of all Encumbrances other than as required by Federal and State securities laws.

6.4 No Conflict as to ADVV and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the sale of the ADVV Shares to the Shareholders will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of ADVV or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of ADVV or any of its Subsidiaries under, any material agreement or commitment to which ADVV or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of ADVV or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to ADVV or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this
Section 6.4, for such matters which are not likely to have a material adverse effect on the business or financial condition of ADVV and its Subsidiaries, taken as a whole.

6.5 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by ADVV or any of either of their Subsidiaries in connection with the execution, delivery and performance of this Agreement by ADVV or the consummation of the sale of the ADVV Shares to the Shareholders.

6.6 Other Consents. No consent of any Person is required to be obtained by Go Fathom or ADVV to the execution, delivery and performance of this Agreement or the consummation of the sale of the ADVV Shares to the Shareholders, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Go Fathom or ADVV.

6.7 Financial Statements. Prior to closing, ADVV shall have delivered to the Shareholder consolidated balance sheets of ADVV and its Subsidiaries as at September 30, 1999 and 1998, and statements of income and changes in financial position for each of the periods then ended, together with the report thereon of ADVV's independent accountant (the "ADVV Financial Statements"). Such ADVV Financial Statements and notes fairly present the consolidated financial condition and results of operations of ADVV and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act.

6.8 Brokers or Finders. Other than M. Richard Cutler, Brian Lebrecht, Vi Bui, and Asher Starik, ADVV has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the ADVV Shares to the Shareholders.

6.9 Purchase for Investment. ADVV is purchasing the Go Fathom Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

7.     Access  and  Reporting;  Filings  With  Governmental  Authorities;  Other
Covenants.

7.1          Access  Between  the  date  of this Agreement and the Closing Date.
Each of the Shareholder and ADVV shall (a) give to the other and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of Go Fathom or ADVV, as the case may be, and to its books and records, (b) permit the other to make inspections thereof, and (c) cause its officers and its advisors to furnish the other with such financial and operating data and other information with respect to the business and properties of such party and its Subsidiaries and to discuss with such and its authorized representatives its affairs and those of its Subsidiaries, all as the other may from time to time reasonably request.

7.2 Regulatory Matters. The Shareholder and ADVV shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8. CONDUCT OF GO FATHOM'S BUSINESS PRIOR TO THE CLOSING. The Shareholder shall use its best efforts to ensure the following:

8.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Go Fathom shall cause conduct its businesses in all material respects in the ordinary course.

8.2 Business Organization. Between the date of this Agreement and the Closing Date, Go Fathom shall (a) preserve substantially intact the business organization of Go Fathom; and (b) preserve in all material respects the present business relationships and good will of Go Fathom.

8.3 Corporate Organization. Between the date of this Agreement and the Closing Date, Go Fathom shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

1. issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;
2. create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;
3.     reclassify,  split  up  or otherwise change any of its Equity Securities;

       be  party  to  any  merger,  consolidation or other business combination;
4. sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of Go Fathom except in the ordinary course of business; or
5. organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business.

8.4 Other Restrictions. Between the date of this Agreement and the Closing Date, Go Fathom shall not:

1. borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;
2. create any material Encumbrance on any of its material properties or assets;
3. increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;
4. create or materially modify any material bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);
5.     make  any  capital  expenditure  or  acquire  any  property  or  assets;
6. enter into any agreement that materially restricts ADVV, Go Fathom or any of their Subsidiaries from carrying on business;
7. pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations reflected in the Go Fathom Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Go Fathom Financial Statements; or
8.     cancel  any  material  debts  or  waive  any  material  claims or rights.

9.     DEFINITIONS.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

9.1 "Business Day" C Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.
9.2          "Code"  C  The  Internal  Revenue  Code  of  1986,  as  amended.
9.3 "Encumbrances" C Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.
9.4 "Equity Securities" C See Rule 3aB11B1 under the Securities Exchange Act of 1934.
9.5 "ERISA" C The Employee Retirement Income Security Act of 1974, as amended.

9.6 "Governmental Body" C Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.
9.7          "Knowledge"  C  Actual  knowledge,  after reasonable investigation.
9.8 "Person" C Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.
9.9 "Subsidiary" C With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

10.     TERMINATION.

10.1 Termination. This Agreement may be terminated before the Closing occurs only as follows:

1.     By  written  agreement  of  the  Shareholder  and  ADVV  at  any  time.

2. By ADVV, by notice to the Shareholders at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

3. By the Shareholder, by notice to ADVV at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

4. By either the Shareholders or ADVV, by notice to the other at any time after March 4, 2000, if the transaction has not been completed.

10.2     Effect  of  Termination.  If  this  Agreement is terminated pursuant to
Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another.

13. NOTICES. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

     (a)          If  to  ADVV:

     Advantage  Technologies,  Inc.
     1324  S.  Mary  Avenue
     Sunnyvale,  CA  94087
     Facsimile  (408) 746-9963
     Attn:  President

     (b)          If  to  the  Shareholder:

      c/o  Cutler  Law  Group
      610  Newport  Center  Drive,  Suite  800
      Newport  Beach,  CA  92660
      Facsimile  No.:  (949)  719-1988
      Attention:  M.  Richard  Cutler,  Esq.

14.     MISCELLANEOUS.

14.2 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

14.3 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

14.4 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14.5 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

14.7 Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of California, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Orange County, California.

14.8 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of Go Fathom or the Shareholder shall be needed in connection with any merger or consolidation of ADVV with or into another entity.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective offi-cers, hereunto duly authorized, and entered into as of the date first above written.


ADVANTAGE  TECHNOLOGIES,  INC.
a  Nevada  corporation

/s/  George J. Bentley
____________________________________________________
By:          George  J.  Bentley,  President



MRC  LEGAL  SERVICES  CORPORATION

/s/  M. Richard Cutler
____________________________________________________
By:          M.  Richard  Cutler,  President

                              EXHIBIT  A

                  GO  FATHOM  SHAREHOLDER  AND  ASSIGNS

Shareholder                                   ADVV  Shares  to  be  Issued
-----------                                   ----------------------------

MRC  Legal  Services  LLC                             625,625
Brian  A.  Lebrecht                                   192,500
Vi  Bui                                               144,375
Asher  Starik                                         192,500

TOTAL                                               1,155,000